Exhibit 99.1

IPG PHOTONICS ANNOUNCES FOURTH QUARTER 2022 FINANCIAL RESULTS
Continued Growth in E-mobility, Renewable Energy and Medical
Inventory Related Charges, Impairment of Long-Lived Assets and Restructuring Charges Impact Operating Results
MARLBOROUGH, Mass. – February 14, 2023 - IPG Photonics Corporation (Nasdaq: IPGP) today reported financial results for the fourth quarter ended December 31, 2022.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data and percentages)	2022	2021	Change	2022	2021	Change
Revenue	$333.5	$364.5	(8)%	$1,429.5	$1,460.9	(2)%
Gross margin	18.2%	45.5%		38.9%	47.7%
Operating (loss) income	$(88.5)	$84.8	NM	$169.5	$367.9	(54)%
Operating margin	(26.5)%	23.3%		11.9%	25.2%
Net (loss) income attributable to IPG Photonics Corporation	$(92.9)	$65.1	NM	$109.9	$278.4	(61)%
Earnings (loss) per diluted share (1)	$(1.91)	$1.21	NM	$2.16	$5.16	(58)%
(1)Adjusted diluted EPS was $1.08 for the three months ended December 31, 2022. Refer to supplemental schedule of non-GAAP measures for reconciliation details.
NM - not meaningful.
Management Comments
"Our strategy to diversify revenue and capitalize on macro trends, such as e-mobility, helped to drive revenue this year with a record demand for our products in EVs and medical applications. We reached a significant milestone as revenue from welding applications surpassed high power cutting, powered by greater laser penetration into battery manufacturing, industrial welding and handheld welding applications," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "During a year affected by lingering pandemic impacts, geopolitical conflict, inflation and a strong U.S. dollar, we successfully navigated through supply chain challenges, met customer delivery requirements, significantly reduced our reliance on Russian operations and positioned IPG for future growth and success. In light of the impact of sanctions on our Russian operations, we initiated a review and incurred various charges that significantly impacted reported operating results in the fourth quarter."
Financial Highlights
Fourth quarter revenue of $334 million decreased 8% year over year, including $25 million from foreign currency translation which reduced revenue growth by approximately 7% due to the strong U.S. dollar. Business divestitures reduced revenue growth by close to 2%. Materials processing sales accounted for 89% of total revenue and decreased 6% year over year with higher sales in welding and solar cell applications offset by lower revenue in cutting applications in China and Europe. Sales into Other applications declined 23% year over year, with growth in medical offset by lower revenue in advanced applications and the divestiture of the telecom transmission product lines. Emerging growth products sales accounted for 46% of total revenue.
Revenue in high power continuous wave (CW) lasers declined 13% year over year due to lower demand in high power cutting applications, which was partially offset by strong growth in welding. Sales of pulsed lasers declined 9% compared with the prior year due to lower demand in cutting and marking applications, partially offset by growth in solar cell manufacturing. By region, sales decreased 3% in North America, 21% in Europe, and 15% in China on a year-over-year basis. Sales increased 2% in Japan.
Loss per diluted share was $1.91 and adjusted diluted EPS was $1.08. Inventory related charges and impairment of long-lived assets in Russia reduced operating income by $74 million and $79 million and reduced diluted EPS by $1.21 and $1.30,

Exhibit 99.1
respectively. Restructuring charges primarily related to our Russian operations reduced operating income by $10 million and EPS by $0.16. Foreign exchange transaction gains and the gain on sale of assets, primarily related to the disposal of the Company's aircraft, increased operating income by $7 million and $10 million and increased diluted EPS by $0.12 and $0.16, respectively. Further, discrete income tax adjustments, primarily related to a valuation allowance against Russian deferred tax assets, reduced net income by $29 million and diluted EPS by $0.60. During the fourth quarter, IPG generated $42 million in cash from operations. Capital expenditures were $26 million and IPG returned $117 million to stockholders via share repurchases in the quarter.
Business Outlook and Financial Guidance
Total backlog was $811 million, which was a record level for IPG, and consisted of $501 million of orders with firm shipment dates and $310 million of frame agreements. Total backlog increased by 11%, driven by a 28% increase in frame agreements and 3% increase in orders with firm shipment dates. Fourth quarter book-to-bill was slightly below 1.
"Last year, we took decisive actions to position IPG for future success, including focusing on emerging products, disposing of non-core business and assets, and building production capabilities. Strong bookings in e-mobility and welding applications across major geographies give us reason to be optimistic in the face of macroeconomic challenges expected to persist into 2023," continued Dr. Scherbakov. "IPG's performance in 2022 is a tribute to the dedicated team of employees and partners throughout the world. We are proud of their efforts overcoming supply chain constraints and a complex regulatory environment to deliver products to our customers."
For the first quarter of 2023, IPG expects revenue of $310 million to $340 million. The Company expects the first quarter tax rate to be approximately 26%. IPG anticipates delivering earnings per diluted share in the range of $0.90 to $1.20. The first quarter guidance range is reduced by approximately $9 million due to foreign currency headwinds that are related to the current strength of the U.S. dollar as compared to the first quarter of 2022.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions with Russia, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of Euro 0.93, Russian ruble 70, Japanese yen 131 and Chinese yuan 6.96, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Fourth Quarter 2022 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, February 14, 2023 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com

Exhibit 99.1
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including actions taken to position IPG for future success, focusing on emerging products, disposing of non-core business and assets and building production capabilities, strong bookings in e-mobility and welding applications across major geographies give us reason to be optimistic, impact of macroeconomic challenges, as well as revenue, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for first quarter of 2023. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory related charges; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2022) and IPG's other reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Adjusted Financial Information
The Company’s financial results in this press release are provided in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company has also included certain supplemental non-GAAP financial information regarding adjusted gross profit, adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure). The non-GAAP financial measures provided are a supplement to, and not a substitute for, the Company’s financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding and aid in their analysis of the Company's ongoing operations. Specifically, the Company believes the non-recurring impact of certain long-lived asset impairment, restructuring charges, inventory related charges, gain or loss on sale of assets and foreign currency gains or losses, are not indicative of its core operating results and may obscure trends useful in evaluating the Company's continuing operating activities. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. Reconciliations of non-GAAP measures to their most comparable GAAP measures are included in the financial statements portion of this press release.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(In thousands, except per share data)
Net sales	$333,539	$364,467	$1,429,547	$1,460,860
Cost of sales	272,715	198,462	874,134	764,462
Gross profit	60,824	166,005	555,413	696,398
Operating expenses:
Sales and marketing	17,876	19,416	76,643	78,180
Research and development	26,620	36,766	116,114	139,573
General and administrative	33,365	32,167	131,253	125,882
Gain on divestiture and sale of asset	(10,098)	—	(31,846)	—
Impairment of long-lived assets	79,030	—	79,949	—
Other restructuring charges	9,697	—	9,697	—
(Gain) loss on foreign exchange	(7,186)	(7,147)	4,103	(15,120)
Total operating expenses	149,304	81,202	385,913	328,515
Operating (loss) income	(88,480)	84,803	169,500	367,883
Other income (expense), net:
Interest income (expense), net	7,888	(649)	12,620	(1,839)
Other income, net	548	367	1,231	437
Total other income (expense)	8,436	(282)	13,851	(1,402)
(Loss) income before provision of income taxes	(80,044)	84,521	183,351	366,481
Provision for income taxes	12,851	19,253	72,589	88,615
Net (loss) income	(92,895)	65,268	110,762	277,866
Less: net income (loss) attributable to non-controlling interests	—	181	853	(550)
Net (loss) income attributable to IPG Photonics Corporation	$(92,895)	$65,087	$109,909	$278,416
Net (loss) income attributable to IPG Photonics Corporation per share:
Basic	$(1.91)	$1.22	$2.17	$5.21
Diluted	$(1.91)	$1.21	$2.16	$5.16
Weighted average shares outstanding:
Basic	48,720	53,222	50,761	53,410
Diluted	48,720	53,626	50,925	53,930

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2022	2021
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$698,209	$709,105
Short-term investments	479,374	805,400
Accounts receivable, net	211,347	262,121
Inventories	509,363	460,747
Prepaid income taxes	40,934	36,990
Prepaid expenses and other current assets	47,047	73,320
Total current assets	1,986,274	2,347,683
Deferred income taxes, net	75,152	47,761
Goodwill	38,325	38,609
Intangible assets, net	34,120	52,678
Property, plant and equipment, net	580,561	635,302
Other assets	28,848	48,507
Total assets	$2,743,280	$3,170,540
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$16,031	$18,126
Accounts payable	46,233	55,839
Accrued expenses and other current liabilities	202,764	230,826
Income taxes payable	9,618	8,642
Total current liabilities	274,646	313,433
Other long-term liabilities and deferred income taxes	83,274	93,855
Long-term debt, net of current portion	—	16,031
Total liabilities	357,920	423,319
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,017,672 and 48,138,257 shares issued and outstanding, respectively, at December 31, 2022; 55,788,246 and 53,010,265 shares issued and outstanding, respectively, at December 31, 2021.	6	6
Treasury stock, at cost, 7,879,415 and 2,777,981 shares held at December 31, 2022 and December 31, 2021, respectively.	(938,009)	(438,503)
Additional paid-in capital	951,371	908,423
Retained earnings	2,576,516	2,466,607
Accumulated other comprehensive loss	(204,524)	(189,951)
Total IPG Photonics Corporation equity	2,385,360	2,746,582
Non-controlling interests	—	639
Total equity	2,385,360	2,747,221
Total liabilities and equity	$2,743,280	$3,170,540

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2022	2021
	(In thousands)
Cash flows from operating activities:
Net income	$110,762	$277,866
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	90,564	96,330
Impairment of long-lived assets	79,949	—
Provisions for inventory, warranty & bad debt	153,652	68,441
Gain on divestiture and sale of asset	(31,846)	—
Other	11,789	31,037
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	21,926	28,906
Inventories	(189,013)	(149,754)
Other	(35,134)	36,874
Net cash provided by operating activities	212,649	389,700
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(110,141)	(123,108)
Proceeds from sales of property, plant and equipment	26,862	1,409
Purchases of short-term investments	(1,117,022)	(1,940,605)
Proceeds from short-term investments	1,446,355	1,647,537
Acquisitions of businesses, net of cash acquired	(2,000)	—
Proceeds from divestiture, net of cash sold	52,941	—
Other	(43)	(1,515)
Net cash provided by (used in) investing activities	296,952	(416,282)
Cash flows from financing activities:
Principal payments on long-term borrowings	(18,126)	(3,810)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	5,583	16,258
Purchase of treasury stock, at cost	(499,506)	(134,889)
Payment of purchase price holdback from business combination	—	(2,625)
Purchase of non-controlling interests	(2,500)	—
Net cash used in financing activities	(514,549)	(125,066)
Effect of changes in exchange rates on cash and cash equivalents	(5,948)	(17,800)
Net decrease in cash and cash equivalents	(10,896)	(169,448)
Cash and cash equivalents — Beginning of period	709,105	878,553
Cash and cash equivalents — End of period	$698,209	$709,105
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,214	$2,714
Cash paid for income taxes	$113,200	$62,998

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Amortization of intangible assets:
Cost of sales	$608	$1,200	$3,632	$4,843
Sales and marketing	1,469	1,840	6,822	7,584
Total amortization of intangible assets	$2,077	$3,040	$10,454	$12,427

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Cost of sales	$2,507	$2,910	$11,741	$11,245
Sales and marketing	1,180	669	4,889	4,320
Research and development	1,696	2,478	7,585	9,533
General and administrative	3,750	3,329	14,120	12,883
Total stock-based compensation	9,133	9,386	38,335	37,981
Tax effect of stock-based compensation	(1,982)	(1,969)	(8,261)	(8,071)
Net stock-based compensation	$7,151	$7,417	$30,074	$29,910

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Excess tax (detriment) benefit on stock-based compensation	$(478)	$441	$(2,732)	$6,641

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended December 31,
	2022
(In thousands, except percentages)		Gross Margin
Gross profit	$60,824	18.2%
Add: Inventory provision and related charges	74,055
Adjusted gross profit	$134,879	40.4%

	Three Months Ended December 31,
	2022
(In thousands, except per share data)	Before Tax	Tax Impact	After Tax	Per Diluted Share
Net (loss) income attributable to IPG Photonics Corporation and diluted EPS			$(92,895)	$(1.91)
Adjustments to reconcile to adjusted net income:
Inventory provision and related charges	$74,055	$(14,811)	59,244	1.21
Long-lived asset impairment	79,030	(15,806)	63,224	1.30
Other restructuring charges	9,697	(2,031)	7,666	0.16
Gain on divestiture and sale of asset	(10,098)	2,322	(7,776)	(0.16)
Gain on foreign exchange	(7,186)	953	(6,233)	(0.12)
Discrete tax impacts		29,490	29,490	0.60
Total adjustments	$145,498	$117	$145,615	$2.99
Adjusted net income and adjusted diluted EPS			$52,720	$1.08